Exhibit 10.1

AMENDMENT NO. 1

TO THE

MATTEL INCENTIVE PLAN

WHEREAS, Mattel, Inc. (“Mattel”) maintains the Mattel Incentive Plan, effective as of May 10, 2012 (the “Plan”);

WHEREAS, pursuant to Section 8.1 of the Plan, Mattel reserves the right to amend the Plan at any time by action of the Board of Directors of Mattel (the “Board”) or the Compensation Committee thereof; and

WHEREAS, the Compensation Committee desires to amend the Plan to cause any bonus earned or paid pursuant to a bonus opportunity granted under the Plan with a performance period commencing on or after August 29, 2013 to be subject to the Mattel, Inc. Compensation Recovery Policy.

NOW, THEREFORE, pursuant to Section 8.1 of the Plan, the Plan is hereby amended, effective as of August 29, 2013, as follows:

1. A new Section 5.6 is hereby added as follows:

“5.6 Compensation Recovery Policy. Notwithstanding any provision in this Plan to the contrary, Bonuses paid or payable under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time, to the extent applicable. This Section 5.6 shall apply only to Bonuses payable pursuant to a Bonus Opportunity with a Performance Period commencing on or after August 29, 2013.”

2. Ratification and Confirmation. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

3. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4. Headings. Section headings are for convenience only and shall not be considered a part of this Amendment No. 1.

IN WITNESS WHEREOF, Mattel has caused this Amendment No. 1 to be executed, effective as of August 29, 2013.

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	Executive Vice President, Chief Human Resources Officer

Dated:	September 3, 2013